Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2020 Second-Quarter Financial Results

Cambridge, Mass., July 30, 2020 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2020 second-quarter financial results.

Second-Quarter Financial Performance

Total revenues were $113.5 million for the second quarter of 2020, compared with $128.2 million for the second quarter of 2019. Adjusted revenues, which exclude the fair value adjustment to deferred revenue from the acquisition of SiriusDecisions, were $113.7 million for the second quarter of 2020, compared with $133.1 million for the second quarter of 2019.

“We performed better than we expected during a challenging quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “We exceeded our revenue guidance by more than $5 million and exceeded EPS by 31 cents.”

“The pandemic has disrupted every single business,” continued Colony. “With no existing playbook on how to manage this crisis, business leaders are turning to Forrester for advice and research on how to navigate these challenging times. We are continually innovating our own business and sharing best practices with our clients — our quick pivot to digital events is an example. As a result, our client interactions are at an all-time high. As we look ahead to 2021 and beyond, we are well positioned to come out of the pandemic stronger.”

On a GAAP basis, net income was $11.8 million, or $0.63 per diluted share, for the second quarter of 2020, compared with a net income of $1.6 million, or $0.08 per diluted share, for the same period in 2019.

On an adjusted basis, net income was $12.2 million, or $0.65 per diluted share, for the second quarter of 2020, which reflects an adjusted effective tax rate of 31%. Adjusted net income excludes stock-based compensation of $2.5 million, amortization of acquisition-related intangible assets of $4.7 million, acquisition-related deferred revenue fair value adjustment of $0.1 million, acquisition and integration costs of $0.6 million, and gains on investments of $2.4 million. This compares with an adjusted net income of $12.3 million, or $0.65 per diluted share, for the same period in 2019, which reflects an adjusted tax rate of 31%. Adjusted net income for the second quarter of 2019 excludes stock-based compensation of $2.8 million, amortization of acquisition-related intangible assets of $5.1 million, acquisition-related deferred revenue fair value adjustment of $4.9 million, and acquisition and integration costs of $2.5 million.

“Despite the continued economic uncertainty due to the pandemic, we are noticing many bright spots in our business,” said Michael Doyle, Forrester’s chief financial officer. “As a result of a stronger than expected performance in the second quarter in our research, consulting, and events businesses, combined with successful implementation of cost-reduction measures, we are raising our 2020 year-end guidance.”

Forrester is providing third-quarter 2020 financial guidance as follows:

Third-Quarter 2020 (GAAP):

•	Total revenues of approximately $99.0 million to $104.0 million.

•	Operating margin of approximately (5.0)% to (3.0)%.

•	Interest expense of approximately $1.3 million.

•	An effective tax rate of approximately 1.0%.

•	Loss per share of approximately $0.25 to $0.31.

Third-Quarter 2020 (Adjusted):

Adjusted financial guidance for the third quarter of 2020 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of approximately $0.1 million, stock-based compensation expense of $2.4 million to $2.6 million, amortization of acquisition-related intangible assets of approximately $4.7 million, integration costs of $0.4 million to $0.6 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 3.0% to 5.0%.

•	Adjusted effective tax rate of 31%.

•	Adjusted diluted earnings per share of approximately $0.06 to $0.12.

Our full-year 2020 guidance is as follows:

Full-Year 2020 (GAAP):

•	Total revenues of approximately $420.0 million to $430.0 million.

•	Operating margin of approximately 0.5% to 2.5%.

•	Interest expense of approximately $5.4 million.

•	An effective tax rate of approximately 1%.

•	Income per share of approximately breakeven to $0.25.

Full-Year 2020 (Adjusted):

Adjusted financial guidance for full-year 2020 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of approximately $0.4 million, stock-based compensation expense of $10.2 million to $10.7 million, amortization of acquisition-related intangible assets of approximately $18.8 million, integration costs of $4.3 million to $4.7 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 8.5% to 10.5%.

•	Adjusted effective tax rate of 31%.

•	Adjusted diluted earnings per share of approximately $1.15 to $1.40.

About Forrester Research

Forrester is one of the most influential research and advisory firms in the world. We work with business and technology leaders to drive customer-obsessed vision, strategy, and execution that accelerate growth. Forrester’s unique insights are grounded in annual surveys of more than 690,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data and analytics, custom consulting, exclusive peer groups, certifications, and events, we are revolutionizing how businesses grow in the age of the customer. Learn more at www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the anticipated impact of COVID-19 on Forrester’s operating results, Forrester’s financial guidance for the third quarter of and full-year 2020, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to retain and enrich memberships for its research products and services; technology spending; Forrester’s ability to respond to business and economic conditions and market trends; the risks and challenges inherent in international business activities; the exit of the United Kingdom from the European Union; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; Forrester’s ability to anticipate and respond to market trends; Forrester’s ability to successfully integrate businesses that it acquires; the impact of Forrester’s outstanding debt obligations; the possibility of network disruptions and security breaches; competition and industry consolidation; any failure to enforce and protect Forrester’s intellectual property rights; privacy laws; possible variations in Forrester’s quarterly operating results; taxation risks; concentration of ownership of Forrester; and any weakness in Forrester’s system of internal controls. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Shweta Agarwal

Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2020, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Research	$73,621	$76,279	$146,417	$144,888
Consulting	34,888	34,017	68,347	65,803
Events	5,032	17,887	5,122	18,141

Total revenues	113,541	128,183	219,886	228,832
Operating expenses:
Cost of services and fulfillment	43,964	56,571	87,317	101,681
Selling and marketing	39,117	44,017	79,390	86,050
General and administrative	11,456	13,221	23,461	26,411
Depreciation	2,448	2,166	4,854	4,189
Amortization of intangible assets	4,713	5,099	9,425	11,309
Acquisition and integration costs	612	2,487	3,487	5,454

Total operating expenses	102,310	123,561	207,934	235,094

Income (loss) from operations	11,231	4,622	11,952	(6,262)
Interest expense	(1,307)	(2,085)	(2,845)	(4,437)
Other income (expense), net	(201)	(86)	109	(356)
Gains (losses) on investments	2,352	(8)	2,365	(44)

Income (loss) before income taxes	12,075	2,443	11,581	(11,099)
Income tax expense	238	888	257	662

Net income (loss)	$11,837	$1,555	$11,324	$(11,761)

Basic income (loss) per common share	$0.63	$0.08	$0.60	$(0.64)

Diluted income (loss) per common share	$0.63	$0.08	$0.60	$(0.64)

Basic weighted average shares outstanding	18,759	18,435	18,732	18,399

Diluted weighted average shares outstanding	18,831	18,780	18,828	18,399

Adjusted data (1):
Total revenues - GAAP	$113,541	$128,183	$219,886	$228,832
Deferred revenue fair value adjustment	137	4,905	322	8,810

Adjusted revenues	$113,678	$133,088	$220,208	$237,642

Income (loss) from operations - GAAP	$11,231	$4,622	$11,952	$(6,262)
Deferred revenue fair value adjustment	137	4,905	322	8,810
Amortization of intangible assets	4,713	5,099	9,425	11,309
Acquisition and integration costs	612	2,487	3,487	5,454
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,232	1,567	2,825	3,030
Selling and marketing	423	485	785	925
General and administrative	809	796	1,656	1,578

Adjusted income from operations	$19,157	$19,961	$30,452	$24,844

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) - GAAP	$11,837	$0.63	$1,555	$0.08	$11,324	$0.60	$(11,761)	$(0.64)
Effect on GAAP net loss of diluted shares		—		—		—		0.01
Deferred revenue fair value adjustment	137	0.01	4,905	0.26	322	0.02	8,810	0.47
Amortization of intangible assets	4,713	0.25	5,099	0.28	9,425	0.50	11,309	0.61
Acquisition and integration costs	612	0.03	2,487	0.13	3,487	0.19	5,454	0.29
Stock-based compensation	2,464	0.13	2,848	0.15	5,266	0.28	5,533	0.30
(Gains) losses on investments	(2,352)	(0.12)	8	—	(2,365)	(0.13)	44	—
Tax effects of items above (2)	(2,441)	(0.13)	(3,871)	(0.21)	(5,153)	(0.27)	(7,768)	(0.42)
Adjustment to tax expense for adjusted tax rate (3)	(2,792)	(0.15)	(756)	(0.04)	(3,182)	(0.17)	2,214	0.12

Adjusted net income	$12,178	0.65	$12,275	$0.65	$19,124	1.02	$13,835	$0.74

Diluted weighted average shares outstanding	18,831		18,780		18,828		18,716

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, acquisition-related deferred revenue fair value adjustments, stock-based compensation, acquisition and integration costs, net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in both 2020 and 2019, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 31%.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	June 30, 2020	December 31, 2019
Balance sheet data:
Cash and cash equivalents	$68,377	$67,904
Accounts receivable, net	$54,108	$84,605
Deferred revenue	$170,777	$179,194
Debt outstanding	$114,063	$132,750

	Six Months Ended June 30,
	2020	2019
Cash flow data:
Net cash provided by operating activities	$25,002	$33,529
Purchases of property and equipment	$(5,110)	$(4,666)
Cash paid for acquisitions	$—	$(238,943)
Repayments of debt	$(18,688)	$(33,125)

	As of June 30,
	2020	2019
Metrics:
Agreement value	$339,400	$348,900
Client retention	66%	73%
Dollar retention	88%	90%
Enrichment	98%	108%
Number of clients	2,679	2,875

	As of June 30,
	2020	2019
Headcount:
Total headcount	1,843	1,777
Products and advisory services staff	726	670
Sales force	719	697